AquaBall Naturally Flavored Water now Available at the Nation’s Largest Grocer

True Drinks announces distribution partnership with Kroger

IRVINE, CA-- (Marketwire – October 16, 2013) – True Drinks, Inc. (OTC QB: TRUU), a healthy beverage provider with major entertainment and media company licensing agreements for use of their characters on its proprietary, patented bottles, today announced that the Company has gained distribution for AquaBallTM Naturally Flavored Water at all banner locations of The Kroger Company.

The Kroger Company is one of the world's largest grocery retailers, and the largest grocery chain in the United States. Kroger’s Family of Stores spans 31 states with store formats that include grocery and multi-department stores, discount, and convenience stores. Kroger operates under nearly two-dozen banners including Baker’s Supermarkets, City Market, Dillons Food Stores, Food 4 Less, Fry’s, Gerbes, Jay C, King Soopers, Kroger, Owen’s, Kwik Shop, Loaf ‘N Jug, Pay Less, QFC, Quick Stop, Ralphs, Scotts, Smith’s, Tom Thumb and Turkey Hill. Kroger operates more than 2,400 grocery stores and almost 800 convenience stores and had sales of over $96.8 Billion in 2012.

"This is a very big day for Aquaball," says Lance Leonard, CEO of True Drinks. "This is validation from the world’s most renowned and respected grocery retailer that we deserve a place amongst the largest brands in the business. Through Kroger, we are now able to rapidly expand our retail footprint and offer our products to children and their guardians in markets across the country.”

Kevin Sherman, Chief Marketing Officer for True Drinks notes, “AquaBall is the healthiest children’s beverage on the market. With Kroger’s decision to stock our products, the general availability of healthy alternatives within the kid’s beverage arena just grew exponentially.”

Jason Dorfman, National Director of Sales for True Drinks, commented, “The most important areas of focus for our sales organization is to expand our national distribution, drive product trial and grow our brand loyalty. This partnership with Kroger allows us to do all three at the same time, and on the largest stage in the business.”

About True Drinks, Inc.

True Drinks, Inc. is a beverage company with licensing agreements with major entertainment and media companies for use of their characters on its proprietary, patented bottles. AquaBallTM Naturally Flavored Water, the Company's vitamin-enhanced water that was created as a 0 calorie, sugar-free alternative to juice and soda for kids, is currently being sold into mass-market retailers throughout the United States. For more information, please visit www.theaquaball.com and www.truedrinks.com.

About The Kroger Company

Kroger, one of the world's largest retailers, employs 343,000 associates who serve customers in 2,418 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry's, King Soopers, QFC, Ralphs and Smith's. The company also operates 783 convenience stores, 326 fine jewelry stores, 1,195 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber's Million Dollar Club.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500

Alliance Advisors, LLC

Alan Sheinwald

(914) 669-0222

asheinwald@allianceadvisors.net

Valter Pinto

(914) 669-0222 x201

valter@allianceadvisors.net